Exhibit (j)(4)

BOARD RESOLUTIONS REGARDING EXPENSE LIMITATION ARRANGEMENTS

The following resolutions were duly adopted by the Board of Trustees of the Registrant and have not been modified or rescinded:

CONSIDERATION OF EXPENSE CAP ARRANGEMENTS

RESOLVED:	With respect to the Trust, on behalf of each applicable Fund of the Trust, that the waiver of fees and/or reimbursement, as applicable, of operating expenses to the extent necessary to limit total operating expenses (other than the exceptions disclosed in the Summary Prospectus, the Prospectus and the Statement of Additional Information for a Fund) to the amounts as presented to and described at this meeting, subject to recapture terms as presented to and described at this meeting and in such Summary Prospectus, the Prospectus and the Statement of Additional Information, are hereby approved; and further

RESOLVED:	That the officers of the Trust, acting singly or jointly, are hereby authorized, empowered and directed to update the Summary Prospectus, the Prospectus and the Statement of Additional Information, with such amendments or applicable filings to include such other revisions as such officers may deem appropriate; and further

RESOLVED:	That the officers of the Trust, acting singly or jointly, are hereby authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolutions in such manner or such forms as such officers shall approve in their reasonable discretion, in each case as conclusively evidenced by their actions or signatures.

LEGG MASON ETF INVESTMENT TRUST

ETF Funds:

Fund Name	Cap Level	Expiration Date
ClearBridge All Cap Growth ETF	None	N/A

ClearBridge Dividend Strategy ESG ETF	None	N/A

ClearBridge Large Cap Growth ESG ETF	None	N/A

Legg Mason Emerging Markets Low Volatility High Dividend ETF	None	N/A

Legg Mason Global Infrastructure ETF	0.40	03/01/21

Legg Mason International Low Volatility High Dividend ETF	None	N/A

Legg Mason Low Volatility High Dividend ETF	None	N/A

Legg Mason Small-Cap Quality Value ETF	None	N/A

Western Asset Short Duration Income ETF	None	N/A

Western Asset Total Return ETF	0.45	05/01/21

The expense cap arrangements will continue for the applicable Fund until the date specified above, unless modified or terminated prior to that date by agreement of LMPFA and the Board, and that this arrangement may be terminated at any time after such date by LMPFA; The expense cap arrangement is subject to the following: that the arrangement may be modified by LMPFA to decrease total annual operating expenses of a class or Fund at any time; that LMPFA is permitted to recapture amounts waived or reimbursed to the Fund within two years after the fiscal year in which LMPFA earned the fee or incurred the expense if the Fund’s total annual operating expenses have fallen to a level below the limit described above; and that in no case will LMPFA recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the limit described above or any other limit then in effect.

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